Issuer Free Writing Prospectus dated December 6, 2012

Filed Pursuant to Rule 433

Registration No. 333-176225

(Relating to the Preliminary Prospectus Supplement dated December 5, 2012 and the Prospectus dated August 31, 2011)

FINAL TERM SHEET

Issuer	Roadrunner Transportation Systems, Inc. (NYSE: RRTS)

Underwriters

Robert W. Baird & Co. Incorporated, Sole Book-Running Manager

BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Raymond James & Associates, Inc., Stifel, Nicolaus & Company, Incorporated, and SunTrust Robinson Humphrey, Inc., Co-Managers

Common stock offered by us	3,400,000 shares

Common stock offered by the Selling Stockholder	100,000 shares

Over-allotment option	525,000 shares

Common stock to be outstanding after this offering	34,355,566 shares (34,880,566 if the underwriters’ over-allotment option is exercised in full)*

Public offering price	$17.25 per share

Net proceeds to us	$54.9 million ($63.4 million if the underwriters’ over-allotment option is exercised in full), after deducting the underwriting discount ($0.9919 per share) and estimated offering expenses payable by us

Pricing date	December 6, 2012

Closing date	On or about December 11, 2012

*	The number of shares of common stock outstanding used in the above disclosures is based on 30,955,566 shares outstanding as of December 3, 2012.

We have filed a registration statement, a prospectus and a preliminary prospectus supplement with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus as well as the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, we or the underwriters for this offering will arrange to send you the preliminary prospectus supplement (or, if then available, the final prospectus supplement) and accompanying prospectus if you request it from the offices of Robert W. Baird & Co. Incorporated, 777 E. Wisconsin Ave., 28th Floor, Milwaukee, WI 53202-5391, or by calling 1-800-792-2413. The information in this final term sheet supplements and updates the information contained in the preliminary prospectus supplement and the accompanying prospectus.